Exhibit 10.2

Crocs, Inc.

2007 Equity Incentive Plan

(As Amended and Restated)

Restricted Stock Unit Agreement

(Executive)

Name of Participant:

No. of Service-Based Units Covered:	Date of Grant:

Target No. of Performance-Based Units Covered (the “Target Award”):

Vesting/Payment Schedule:

1.          The “Service Based Unit” will vest in installments in accordance with the schedule set forth in Section 3(b) below.

2.          The number of “Performance-Based Units” that the Participant may earn under this Agreement (the “Earned Units”) shall range from 0% to 200% of the Target Award, as determined by the achievement of the performance measure(s) set forth in Section 3(c) below.  The Earned Units will vest in accordance with the schedule set forth in Section 3(c) below.

This is a Restricted Stock Unit Agreement (the “Agreement”) effective as of the Date of Grant specified above, between Crocs, Inc., a Delaware corporation (the “Company”), and you, the Participant identified above.

Recitals*

A.            The Company maintains the Crocs, Inc. 2007 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and is made a part of this Agreement as if fully set forth herein.

B.            Under the Plan, the Compensation Committee (the “Committee”) of the Board of

* Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

Directors administers the Plan and has the authority to determine the Awards to be granted under the Plan.

C.            The Committee has determined that you are eligible to receive an award under the Plan in the form of restricted stock units.

NOW, THEREFORE, the Company hereby grants such an award to you subject to the following terms and conditions:

Terms and Conditions

1.             Grant of Restricted Stock Units.  You are granted the number of Service-Based Units and the target number of Performance-Based Units (collectively, “Units”) specified in the table at the beginning of this Agreement.

2.             Value of Units.  Each Unit represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions set forth below.  The value of a Unit is based on the value of an underlying Share.

3.             Payment of Benefits.

(a)           Generally.  Payment of vested Units subject to this Agreement shall be made by the Company delivering one Share for each vested Unit, subject to the tax withholding provisions of Section 12.

(b)           Vesting of Service-Based Units.  Subject to Section 5 below, if you have continuously been employed by the Company or an Affiliate from the Date of Grant, then the Service-Based Units will vest as follows:

[Vesting terms]

(c)           Vesting of Performance-Based Units.  Subject to Section 5 below, if you have continuously been employed by the Company or an Affiliate from the Date of Grant, then the Performance-Based Units will become earned and will vest as follows:

[Vesting terms]

(d)               Payment. Delivery of Shares in payment of the Units will occur within 30 days after the date of vesting, and you shall have no power to affect the timing of such issuance.  Such issuance will be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units.  If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein.  If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your Successor shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 12.

(e)           Effect.  Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all of your rights with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

4.             Accrual and Payment of Cash Dividends.  In the event the Company pays cash dividends on its Shares on or after the date of this Agreement, the Company will credit, as of the dividend record date, an amount of cash dividend equivalents to your account.  The amount of the dividend equivalents credited will be determined by multiplying the number of Units credited to your account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per Share.  Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Sections 3, 5 or 6 of this Agreement.  Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

5.             Death, Disability or Retirement; Fundamental Change.  If your employment with the Company and all of its Affiliates terminates because of death, Disability or Retirement, the Committee may, in its sole discretion, but shall not be obligated to, provide for the vesting of the Units based on such factors or criteria as the Committee, in its sole discretion, may determine.  In the event of a proposed Fundamental Change or a Change of Control, the Committee may, in its sole discretion, but shall not be obligated to, declare, and provide written notice to you of the declaration that each outstanding Unit, whether or not earned (if applicable) or vested, will become earned (if applicable) and will vest and be paid in accordance with Section 3 above at the time of, or immediately before the occurrence of the Fundamental Change or Change of Control.

7.             No Transfer.  The Units may not be pledged, assigned or transferred except as expressly provided in Section 6(c) of the Plan.

8.             No Stockholder Rights Until Payment.  You shall not have any of the rights of a stockholder of the Company in connection with the award of Units unless and until Shares are issued to you upon payment of the Units.

9.             Adjustments for Changes in Capitalization.  The Units shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 17 of the Plan.

10.           Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.           Discontinuance of Service. Neither this Agreement nor the award of Units shall confer on you any right with respect to continued employment with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such employment. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between you and the Company or any Affiliate.

12.           Tax Withholding.  As a condition precedent to making a payment hereunder, you shall be required to pay to the Company (or the Affiliate employing you), in accordance with the provisions of Section 15 of the Plan, an amount equal to the amount of any required domestic or foreign tax withholding obligation, including any social security obligation.  The Company (or the Affiliate employing you) may withhold Shares equal in value to the amount of such tax withholding obligation, or may permit you to arrange for the satisfaction of such tax withholding obligation by payment of the estimated tax obligation to the Company (or the Affiliate employing you).  Payment may be made by electronic transfer, check or authority to withhold from salary.

13.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.           Section 409A.  Payments made pursuant to this Agreement are intended to qualify for an exemption from Code Section 409A.  Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Units granted to you qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Units shall be exempt from or comply with Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.  By accepting this Award, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences.  Also notwithstanding the foregoing, if at the time of a scheduled vesting date, including one provided for under Paragraph 3 of this Agreement, you are a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on “separation from service” within the meaning of that term under Code Section 409A, then, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.

15.           Award Subject to Plan. The award evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement.  This Agreement shall in all respects be interpreted in accordance with the terms of the Plan.  If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.

16.           Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns.

17.           Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

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You and the Company have executed this Agreement as of the          day of                 , 20    .

PARTICIPANT

CROCS, INC.

By
Its